SUBSIDIARIES OF THE REGISTRANT

Chiropractic USA, Inc., a Colorado corporation

Franchise Support Network, Inc., incorporated pursuant to the laws of the Province of Alberta, Canada

Banyan Financial Services, Inc., a Colorado corporation

Southern Health Care, Inc., a Colorado corporation

Diagnostic USA, a Colorado corporation